PROSPECTUS SUPPLEMENT                               EXHIBIT 99.1
(To Prospectus dated October 25, 2004)              REGISTRATION NO.  333-52022





                               [GRAPHIC OMITTED]



                        1,000,000,000 Depositary Receipts
                          Oil Service HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Oil Service HOLDRS" section of the base prospectus shall be replaced with the following:

                                                         Share       Primary
         Name of Company                    Ticker      Amounts   Trading Market
---------------------------------          -------    ---------   --------------
Baker Hughes Incorporated                    BHI          21          NYSE
BJ Services Company(1)                       BJS          28          NYSE
Cooper Cameron Corporation                   CAM           4          NYSE
Diamond Offshore Drilling, Inc.               DO          11          NYSE
ENSCO International Incorporated             ESV          11          NYSE
GlobalSanteFe Corporation                    GSF        19.975        NYSE
Grant Prideco, Inc.                          GRP           9          NYSE
Halliburton Company                          HAL          22          NYSE
Hanover Compressor Company                    HC           5          NYSE
Nabors Industries Ltd.                       NBR          12          AMEX
National Oilwell Varco Inc.                  NOV           7          NYSE
Noble Corporation                             NE          11          NYSE
Rowan Companies, Inc.                        RDC           8          NYSE
Schlumberger N.V.                            SLB          11          NYSE
Smith International, Inc.(2)                 SII          16          NYSE
Tidewater Inc.                               TDW           5          NYSE
Transocean Inc.                              RIG          18          NYSE
Weatherford International Ltd.               WFT           9          NYSE

         (1) Effective September 8, 2005, the quantity of shares of BJ Services Company (NYSE: "BJS") represented by each 100 share round lot of Oil Services HOLDRS increased to 28 shares from 14 shares, as a result of a 2 for 1 stock split of BJ Services Company.

         (2) Effective August 30, 2005, the quantity of shares of Smith International, Inc. (NYSE: "SII") represented by each 100 share round lot of Oil Services HOLDRS increased to 16 shares from 8 shares, as a result of a 2 for 1 stock split of Smith International, Inc.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.